Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE
TO INDENTURE DATED OCTOBER 15, 2004

This First Supplemental Indenture, dated as of October 5, 2006 (the “Supplemental Indenture”), among Heritage Property Investment Trust, Inc., a Maryland corporation (the “Company”), Centro Saturn MergerSub LLC, a Delaware limited liability company (the “Successor”) and LaSalle Bank National Association, as trustee (the “Trustee”).

WHEREAS, the Company, the Trustee, Heritage Property Investment Limited Partnership, a Delaware limited partnership and Bradley Operating Limited Partnership, a Delaware limited partnership, as guarantors, are parties to the Indenture, dated as of October 15, 2004 (the “Indenture”), governing the Company’s 4.50% Notes due 2009 (the “Notes”) (Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings given them in the Indenture);

WHEREAS, the Company, Centro Saturn LLC, a Delaware limited liability company and the Successor have entered into an Agreement and Plan of Merger, dated as of July 9, 2006, pursuant to which the Company will merge with and into the Successor (the “Merger”), with the Successor as the surviving entity in the Merger and as a result of which the separate existence of the Company shall cease and the Successor will succeed to and possess all of the rights, privileges, powers and franchises of the Company and will be subject to all of the restrictions, disabilities and duties of the Company, as provided under the General Corporation Law of the State of Delaware;

WHEREAS, Section 5.01 of the Indenture provides, among other things, that the Company may merge with or into any other entity, provided that the successor entity expressly assumes by supplemental indenture complying with Article 9 of the Indenture the due and punctual payment of the principal of, premium, if any, and any interest on all of the Notes according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company;

WHEREAS, Section 9.01(a) of the Indenture provides, among other things, that the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder of a Note to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Notes;

WHEREAS, Section 9.01(i) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder of a Note to, among other things, correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, provided that such provisions shall not adversely affect the interests of any of the Holders in any material respect;

WHEREAS, there exists an inconsistency (the “Inconsistency”) between (a) Section 5.01 of the Indenture in which the phrase “successor entity” is used to refer to the entity, among other things, that the Company may merger with or into pursuant to Section 5.01 and (b) each of the following provisions of the Indenture in which the phrase “successor corporation” is incorrectly used to refer to the entity, among other things, that the Company may merger with or into pursuant to Section 5.01: (i) clause (8) of the definition of “Consolidated Net Income,” (ii) Section 5.02 of the Indenture and (iii) Section 5.03 of the Indenture;

WHEREAS, the Company and the Successor have been authorized by resolutions of their respective board of directors or similar governing body to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly complied with and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company, the Successor and the Trustee hereby agree as follows:

ARTICLE I

REPRESENTATIONS OF THE COMPANY AND THE SUCCESSOR

         1.1.     The Company represents and warrants to the Trustee as follows:

         (a)      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b)      The execution, delivery and performance by the Company of this Supplemental  Indenture have been authorized and approved by all necessary corporate action on its part.

         1.2.     The Successor represents and warrants to the Trustee as follows:

         (a)      The Successor is a limited  liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b)      The execution, delivery and  performance by the Successor of this Supplemental Indenture have been authorized and approved by all necessary limited liability company action on its part.

ARTICLE II

ASSUMPTION

         2.1.     Pursuant to Section 5.01 of the Indenture, upon the effective time of the Merger, the Successor hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and any interest on all of the Notes according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.

         2.2.     Pursuant to Section 5.02 of the  Indenture, upon the effective time of the Merger, the Successor shall succeed to and be substituted for the Company with the same effect as if the Successor had been named in the Indenture as the party of the first part, and the Company shall be relieved of any further obligation under the Indenture and the Notes.

ARTICLE III

AMENDMENTS

         3.1.     Pursuant to Section 9.01(i) of the Indenture and in order to correct the Inconsistency, each of (i) clause (8) of the definition of “Consolidated Net Income,” (ii) Section 5.02 of the Indenture and (iii) Section 5.03 of the Indenture, is hereby amended such that each occurrence of the phrase “successor corporation” therein is hereby replaced with the phrase “successor entity”.

         3.2.     The addresses for notices set forth in Section 12.02 of the Indenture for the Company and the Guarantors is hereby amended to read:

Centro Saturn LLC
c/o Centro Properties Group
Corporate Offices 3rd Floor
The Glen Shopping Centre
235 Springvale Road
Glen Waverly Victoria, Australia 3150
Attention:   Andrew Scott
                     John Hutchinson
Telecopier No: 011-61-3-9886-1345

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Telecopier No: (212) 735-2000
Attention: Alan C. Myers, Esq.

         3.3.     Except as amended hereby, the Indenture, the Notes and the Guarantees of the Notes are in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect and the Indenture, as so amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

ARTICLE IV

MISCELLANEOUS

         4.1.     This Supplemental Indenture shall become effective as of the effective time of the Merger.

         4.2.     The law of the State of New York shall govern and be used to construe this Supplemental Indenture.

         4.3.     The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         4.4.     The Article headings herein are for convenience only and shall not affect the construction hereof.

         4.5.     If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust  Indenture Act that may not be so limited, qualified or conflicted with, such provision of such Act shall control.  If any provision of this  Supplemental Indenture modifies or excludes any provision of the Trust  Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

         4.6.     In case any provision in this Supplemental  Indenture shall be invalid, illegal  or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         4.7.     Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and thereto and their  successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CENTRO SATURN MERGERSUB LLC

By:	Centro Saturn LLC, as sole member

By	/s/BASIL S. DONNELLY
Name: Basil S. Donnelly
Title: Vice President

HERITAGE PROPERTY INVESTMENT TRUST, INC.

By	/s/ STEPHEN H. FABERMAN
Name: Stephen H. Faberman
Title: Vice President and Secretary

LASALLE BANK NATIONAL ASSOCIATION, AS TRUSTEE

By	/s/ VICTORIA Y. DOUYON
Title: First Vice President